Exhibit 99.1

Tronox Limited’s Acquisition of Cristal TiO2 Progresses

STAMFORD, Conn., Dec. 3, 2017 – Tronox Limited (NYSE: TROX) today announced that, in connection with its planned acquisition of the titanium dioxide (TiO2) business of Cristal, a privately held global chemical and mining company headquartered in Jeddah, Saudi Arabia, the waiting period in the United States under the Hart-Scott-Rodino Act expired at 11:59 p.m. EST on December 1, 2017 without further action by or communication from the U.S. Federal Trade Commission.

Jeffry Quinn, Tronox’s chief executive officer, stated: “Based on consultation with counsel, we believe that expiration of the waiting period means that we can proceed toward completion of the transaction once all closing conditions are met. However, we have not been informed that the Federal Trade Commission has formally concluded its investigation. The Commission could conceivably seek to enjoin the transaction at a later time, but we believe such action would be unprecedented and contrary to the rationale of the pre-merger notification system that is the framework of the U.S. regulatory process.”

Tronox intends to consummate the transaction promptly following the satisfaction of all remaining conditions to the acquisition, including antitrust clearance by the European Commission and the Kingdom of Saudi Arabia.

About Tronox
Tronox Limited is a vertically integrated mining and inorganic chemical business. The company mines and processes titanium ore, zircon and other minerals, and manufactures titanium dioxide pigments that add brightness and durability to paints, plastics, paper, and other everyday products. For more information, visit tronox.com.

About Cristal
Cristal (also known as The National Titanium Dioxide Company Limited) operates eight manufacturing plants in seven countries on five continents and employs approximately 4,100 people worldwide.  Cristal is owned 79 percent by Tasnee (a listed Saudi joint-stock company) and 20 percent by Gulf Investment Corporation (GIC), a company equally owned by the six states of the Gulf Cooperation Council (GCC), headquartered in Kuwait.  One percent of the company is owned by Dr. Talal Al-Shair, who also serves as vice chairman, Tasnee and chairman of Cristal.

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